Exhibit 5.2

[LETTERHEAD OF GOODWIN PROCTER LLP]

June 19, 2020

VEREIT, Inc.
VEREIT Operating Partnership, L.P.
2325 E. Camelback Road, 9th Floor
Phoenix, Arizona 85016

Re:    Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File Nos. 333-230883 and 333-230883-01) (as amended or supplemented, the “Registration Statement”) filed on April 15, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer of, among other securities, (i) debt securities (the “Debt Securities”) of VEREIT Operating Partnership, L.P. (the “Issuer”), a Delaware limited partnership and the subsidiary through which VEREIT, Inc., a Maryland corporation (the “Guarantor”), owns substantially all of its properties and assets and conducts its business and (ii) the guarantee of the Debt Securities by the Guarantor (the “Guarantee”). The Registration Statement became effective upon filing with the Commission on April 15, 2019.

Reference is made to our opinion letter dated April 15, 2019 and included as Exhibit 5.2 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 19, 2020 by the Issuer and the Guarantor with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Issuer of $600,000,000 aggregate principal amount of Debt Securities in the form of 3.40% Senior Notes due 2028 (the “Notes”) and the Guarantee thereof by the Guarantor (the “Note Guarantee”). The Notes and the Note Guarantee are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Issuer, the Guarantor and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Guarantor and/or the Issuer.

VEREIT, Inc.
VEREIT Operating Partnership, L.P.
June 19, 2020

We refer to the Indenture, dated as of February 6, 2014, by and among ARC Properties Operating Partnership, L.P. (n/k/a VEREIT Operating Partnership, L.P.), Clark Acquisition, LLC, the guarantors named therein and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by an Officer’s Certificate, to be dated on or about June 29, 2020 (the “Officer’s Certificate”), as the “Indenture.” We refer to the Indenture, the Notes and the Note Guarantee as the “Subject Documents.”

In our examination of the Subject Documents and other documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all documents submitted to us as originals, (iv) the conformity to originals of any documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Subject Documents and other relevant documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Delaware Revised Uniform Limited Partnership Act and the law of New York (without regard to the possible applicable under New York choice-of-law rules of the substantive law of any other jurisdiction). Various issues governed by Maryland law are addressed in the opinion of Venable LLP, which has been separately provided to you. We express no opinion with respect to those matters herein, and to the extent those opinions are relevant to the conclusions expressed herein, we have, with your consent, assumed such matters.

Our opinion in numbered paragraph 1 is based in part on a determination that the Issuer is validly existing, which determination is based solely on a review of the Issuer’s Certificate of Limited Partnership and Third Amended and Restated Agreement of Limited Partnership, dated as of January 3, 2014, a certificate of the general partner of the Issuer confirming that the Issuer has taken no voluntary action looking to the termination of the existence of the Issuer and the assumption that no other event has occurred that has resulted or will result in the termination of the Issuer’s existence. For purposes of our opinion numbered paragraph 1 we have assumed that the Issuer has not dissolved.

We have assumed that the Guarantor is validly existing and in good standing and has duly authorized, executed and delivered the Note Guarantee and the Indenture under the law of the State of Maryland. These matters are addressed in the opinion letter of Venable LLP, which has been separately provided to you.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

VEREIT, Inc.
VEREIT Operating Partnership, L.P.
June 19, 2020

(1) Upon the due execution and delivery of the Officer’s Certificate by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms.

(2) Upon the due execution and delivery of the Officer’s Certificate by each of the parties thereto, the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture and the execution and issuance of the Note Guarantee in accordance with the terms of the Indenture, the Note Guarantee will be a valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms.

The opinions set forth above are subject to the following additional qualifications:
(i) Our opinions set forth above as to enforceability are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.
(ii) Without limiting the qualification in clause (i) above, we express no opinion with respect to: (a) the Guarantor being primarily liable rather than liable as a surety; (b) the waiver of modifications of any guaranteed obligation to the extent such modifications constitute a novation; or (c) the election of remedies that may impair the subrogation or reimbursement rights of the Guarantor against the principal obligor or otherwise prejudice the Guarantor without its consent.

(iii) We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iv) below); (e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (g) any obligation or agreement to use best efforts,

VEREIT, Inc.
VEREIT Operating Partnership, L.P.
June 19, 2020

reasonable best efforts or commercially reasonable efforts; (h) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (i) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (j) service of process by any method not provided for under applicable statute or court rule; and (k) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

(iv) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualification that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations. With respect to waiving any objection to venue our opinion is qualified in its entirety by N.Y. CPLR 510 (McKinney 2010). We call your attention that courts of the State of New York, or federal courts of the United States of America located in New York, could decline to hear a case on grounds of forum non conveniens or similar doctrines limiting the availability of such courts as a forum for the resolution of disputes, irrespective of any agreement between the parties concerning jurisdiction. We express no opinion as to (i) any waiver of objections based on inconvenient forum or (ii) venue or the subject matter jurisdiction of the federal courts of the United States.
(v) Our opinions set forth above do not cover, without limitation, the following: the Defense Production Act of 1950, as amended, and the Foreign Investment Risk Review Modernization Act of 2018, including all implementing regulations thereunder, banking, tax, antitrust, trade regulation, anti-fraud or unfair competition laws; insolvency or fraudulent transfer; compliance with fiduciary duty requirements; pension or employee benefits; environmental or energy laws; Financial Industry Regulatory rules; stock exchange rules; consumer protection laws; utilities laws; foreign trade, national security, anti-terrorism, anti-money laundering laws; laws regulating swap transactions and similar derivatives; laws regulating investment and brokerage services; or other laws customarily understood to be excluded even though they are not expressly stated to be excluded, except to the extent expressly covered.

VEREIT, Inc.
VEREIT Operating Partnership, L.P.
June 19, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Guarantor’s and the Issuer’s combined Current Report on Form-8-K, dated June 19, 2020, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP

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